Issuer Free Writing Prospectus, dated June 23, 2021

Filed Pursuant to Rule 433

Relating to the Preliminary Prospectus Supplement

Dated June 23, 2021 and

Registration Statement No. 333-255766

WELLTOWER INC.

PRICING TERM SHEET

Issuer:	Welltower Inc.

Title of Securities:	2.050% Notes due 2029 (the “Notes”)

Principal Amount:	$500,000,000

Trade Date:	June 23, 2021

Settlement Date:	We expect that delivery of the Notes will be made to investors on or about June 28, 2021, which will be the third business day following the date hereof (such settlement being referred to as “T+3”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes prior to the second business day preceding the closing date of this offering will be required, by virtue of the fact that the Notes initially settle in T+3, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes prior to the second business day preceding the closing date of this offering should consult their advisors.

Maturity Date:	January 15, 2029

Interest Payment Dates:	January 15 and July 15, commencing January 15, 2022

Coupon:	2.050% per year, accruing from June 28, 2021

Price to Public:	99.715% of the principal amount, plus accrued interest, if any, from June 28, 2021

Yield to Maturity:	2.091%

Benchmark Treasury:	1.250% due May 31, 2028

Spread to Benchmark Treasury:	+85 basis points

Benchmark Treasury Price/Yield:	100-02 /1.241%

Optional Redemption Provisions
Make-Whole Call:	+15 basis points

Par Call:	2 months prior to the Maturity Date

CUSIP/ISIN:	95040Q AN4 / US95040QAN43

Anticipated Ratings* (Moody’s/S&P)	Baa1/BBB+

Joint Book-Running Managers:

Wells Fargo Securities, LLC

Citigroup Global Markets Inc.

Morgan Stanley & Co. LLC

BofA Securities, Inc.

Barclays Capital Inc.

Credit Agricole Securities (USA) Inc.

Deutsche Bank Securities Inc.

Goldman Sachs & Co. LLC

J.P. Morgan Securities LLC

KeyBanc Capital Markets Inc.

Mizuho Securities USA LLC

MUFG Securities Americas Inc.

PNC Capital Markets LLC

RBC Capital Markets, LLC

Senior Co-Managers:

BMO Capital Markets Corp.

BNP Paribas Securities Corp.

Capital One Securities, Inc.

Fifth Third Securities, Inc.

Huntington Securities, Inc.

Regions Securities LLC

Scotia Capital (USA) Inc.

SMBC Nikko Securities America, Inc.

Stifel, Nicolaus & Company, Incorporated

TD Securities (USA) LLC

Truist Securities, Inc.

Co-Managers:	BNY Mellon Capital Markets, LLC Comerica Securities, Inc. Hancock Whitney Investment Services, Inc. Loop Capital Markets LLC Synovus Securities Inc. BOK Financial Securities, Inc.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to withdrawal or revision at any time.

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting Wells Fargo Securities, LLC, toll-free: 1-800-645-3751, Citigroup Global Markets Inc., toll-free: 1-800-831-9146 and Morgan Stanley & Co. LLC, toll-free: 1-866-718-1649.

No PRIIPs KID – No PRIIPs key information document (KID) has been prepared as not available to retail in EEA or UK.